Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-284767, No. 333-265445, No. 333-269536, No. 333-249805, and No. 333-276842) on Form S-8 and (No. 333-282939, No. 333-282938, and No. 333-265448) on Form S-3, and (No. 333-278881) on Form S-1 of our report dated March 3, 2025, with respect to the financial statements of Biodesix, Inc.

/s/ KPMG LLP

Denver, Colorado
March 3, 2025